Exhibit 99.1

For Immediate Release

Contact:
Gary J. Fuges, CFA
ValueClick, Inc.
1.818.575.4677

VALUECLICK ANNOUNCES PRELIMINARY SECOND QUARTER 2008 FINANCIAL RESULTS

Company Revises Fiscal Year 2008 Guidance
Second Quarter 2008 Conference Call Scheduled for July 31

Westlake Village, CA – July 17, 2008 – ValueClick, Inc. (Nasdaq: VCLK) today announced preliminary results for the second quarter ended June 30, 2008. The Company expects:

•	Revenue between $163 and $164 million compared to the Company’s prior guidance range of $166 to $170 million;

•	Adjusted-EBITDA[1] between $43 and $43.5 million compared to the Company’s prior guidance range of $40 to $42 million; and

•	Diluted net income per common share between $0.17 and $0.18 compared to the Company’s prior guidance range of $0.15 to $0.16.

The macroeconomic environment negatively impacted revenue in the quarter, primarily in the U.S. comparison shopping and U.S. display advertising businesses. Lead generation revenue within the Media segment was essentially flat relative to first quarter 2008 revenue. Expense management initiatives in the quarter resulted in profitability above the previously-issued guidance.

“Due to increasing macroeconomic uncertainty, we no longer anticipate the seasonal strength in ad spending we typically see in the second half of the year,” said Tom Vadnais, chief executive officer of ValueClick. “As a result, we have lowered our fiscal year 2008 outlook. However, we continue to focus on gross margins and operating expenses such that we expect to maintain an adjusted-EBITDA margin for fiscal year 2008 that is consistent with our prior guidance. The Company currently has $101 million in authorization in its share repurchase program, and we plan to be actively buying back stock in the coming weeks.”

1 Adjusted-EBITDA is defined as GAAP (Generally Accepted Accounting Principles) net income before interest, income taxes, depreciation, amortization, and stock-based compensation. Adjusted-EBITDA, as defined above, may not be similar to adjusted-EBITDA measures used by other companies and is not a measurement under GAAP.

Business Outlook
The following statements are based on current expectations. These statements are forward-looking, and actual results may differ materially. These statements do not include the potential impact of any mergers, acquisitions or other business combinations that may be completed after the date of this release. Actual stock-based compensation expense may differ from these estimates based on the timing and amount of stock awards granted, the assumptions used in stock award valuation and other factors. Actual income tax expense may differ from these estimates based on tax planning, changes in tax accounting rules and laws, and other factors.

Based on its preliminary second quarter results and outlook for the remainder of the year, ValueClick is updating its fiscal year 2008 guidance ranges, issued previously on May 6, 2008. The updated fiscal year 2008 guidance is as follows:

Fiscal Year 2008	Previous Guidance	Updated Guidance
Revenue	$730-$745 million	$655-$675 million
Adjusted-EBITDA	$190-$195 million	$172-$176 million
Adjusted-EBITDA Margin at Mid-Point of Guidance Ranges	26.1%	26.2%
Diluted net income per common share	$0.81-$0.83	$0.69-$0.71

Consistent with prior guidance, fiscal year 2008 diluted net income per common share guidance includes the impact of approximately $0.15 per diluted common share for stock-based compensation expense and assumes a 42 percent effective tax rate.

The mid-point of updated fiscal year 2008 revenue guidance reflects the following year-over-year revenue growth rates per segment:

Fiscal Year 2008 Revenue by Segment	Year-Over-Year Growth
Affiliate Marketing[2] (excludes Search123)	+8%
Comparison Shopping and Search (includes Search123)	+19% pro-forma
Technology	+18%
Media, Total	-18%
Display advertising	Low single digit increase
Lead generation	High 20% decrease

ValueClick has yet to finalize its second quarter 2008 results. All figures included in this release remain subject to the completion of normal quarter-end procedures. Preliminary diluted net income per common share for second quarter 2008 assumes an effective tax rate of 42 percent.

2 The Company announced on a May 6, 2008 conference call that, starting with second quarter 2008 financial results, it would reclassify the Search123 business from the Affiliate Marketing segment to the Comparison Shopping segment, and rename the Comparison Shopping segment “Comparison Shopping and Search.” Search123 generated approximately $21 million in revenue in 2007, and updated guidance anticipates 2008 revenue for Search123 of approximately $17 million.

Financial Results Call Scheduled for July 31
ValueClick also announced today that it will release the full details of the finalized second quarter 2008 financial results on Thursday, July 31 at approximately 4:05 p.m. ET.

On July 31 at 4:30 p.m. ET, chief executive officer Tom Vadnais and chief financial officer John Pitstick will host a conference call and Webcast to discuss second quarter results and update investors on its share repurchase program. Analysts and institutional investors may obtain the July 31 conference call dial-in information through StreetEvents (www.streetevents.com) or through ValueClick’s Investor Relations department at (818) 575-4677. The live Webcast of the conference call will be available on the Investor Relations section of www.valueclick.com. A replay of the conference call will be available through July 31 at (888) 203-1112 and (719) 457-0820 (pass code: 1770349). An archive of the Webcast will also be available through August 7.

About ValueClick
ValueClick, Inc. (Nasdaq: VCLK) is one of the world’s largest integrated online marketing services companies, offering comprehensive and scalable solutions to deliver cost-effective customer acquisition for advertisers and transparent revenue streams for publishers. ValueClick’s performance-based solutions allow its customers to reach their potential through multiple online marketing channels, including affiliate and search marketing, display advertising, lead generation, ad serving and related technologies, and comparison shopping. ValueClick brands include Commission Junction, ValueClick Media, Mediaplex, Smarter.com, CouponMountain.com, and PriceRunner. For more information, please visit www.valueclick.com.

This release contains forward-looking statements that involve risks and uncertainties, including, but not limited to, the risk that market demand for on-line advertising in general, and performance based on-line advertising in particular, will not grow as rapidly as predicted, and the risk that legislation and governmental regulation could negatively impact the Company’s performance. Actual results may differ materially from the results predicted, and reported results should not be considered an indication of future performance. Important factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements are detailed under “Risk Factors” and elsewhere in filings with the Securities and Exchange Commission made from time to time by ValueClick, including, but not limited to: its annual report on Form 10-K filed on February 29, 2008; recent quarterly reports on Form 10-Q; and other current reports on Form 8-K. ValueClick undertakes no obligation to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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